  EXHIBIT 4.69

LEASE DEFAULT AGREEMENT

THIS AGREEMENT made as of the 20th day of August, 2020.

B E T W E E N:

Finley W. Mclachlan Properties Inc. and Dufferin Lumber and Supply Company Limited

(collectively herein the “Landlord”)

OF THE FIRST PART

-and

Intellipharmaceutics Corp.

(herein the “Tenant”)

OF THE SECOND PART

WHEREAS the:

A.           Landlord and the Tenant are parties to lease (the “Lease”) for a five (5) year term (the “Term”) for the occupation by the Tenant of real property known municipally as 22 Worcester Avenue, Toronto, Ontario (the “22 Building”) and 30 Worcester Avenue, Toronto, Ontario (the “30 Building”) (collectively herein the “Premises”), being two industrial buildings having an aggregate area of approximately 65,000 square feet of rentable area) which Lease is dated December 1, 2015;

B.           Subject to the provisions of Recital I hereof, the Tenant is in occupation of the Premises and is actively conducting it’s business at the Premises;

C.           Landlord is in good standing under the terms of the Lease;

D.           Term of the Lease expires on November 30, 2020;

E.           Tenant acknowledges that the Tenant is in default in payment of the Rent reserved under the Lease, and, at the date hereof, the Tenant acknowledges itself indebted to the Landlord in the amount of $383,210.79 (the “Arrears”) as of the date hereof and more particularly set forth in Schedule A annexed hereto. For greater certainty, and notwithstanding the foregoing, the Tenant acknowledges that the Tenant is liable for additional expenses for utilities and realty taxes accruing from the date of the last invoicing from the Landlord. The Tenant acknowledges that if the Tenant defaults under this Agreement or makes further defaults under the provisions of the Lease, the Landlord will incur additional costs and legal fees in pursuing the Landlord’s rights hereunder in respect of enforcement of the Landlord’s rights under the Lease against the Tenant.

F.           Landlord, by way of demand letter (the “Demand Letter”) dated April 28, 2020, the receipt of which Demand Letter is hereby acknowledged by the Tenant, advised the Tenant that the Tenant is in default (the “Default”) under the Lease as the Tenant failed to make the required payments owing under the Lease;

G.           Tenant continues to be in breach of the terms of the Lease as set out herein;

H.           Landlord has the immediate ability to take remedial steps under the Lease in order to exercise the rights of the Landlord under the Lease, in law and to recover the Arrears and such other damages suffered by the Tenant as a result of the Default, as the Landlord may suffer pursuant to the terms of the Lease and under applicable law; and

I.           The Tenant surrendered the 22 Building to the Landlord effective June 30, 2020 and the parties executed a Lease Surrender Agreement to document the terms thereof; and

NOW THEREFORE In consideration of the sum of $10 and for other good and valuable consideration, the receipt and sufficiency of which are hereby irrevocably acknowledged by the Tenant, the parties agree as follows:

1.
The Tenant has reviewed and acknowledges that each of the foregoing recitals is true and correct as of the date hereof and such recitals for part of the provisions of this Agreement.

2.
The Tenant acknowledges that the:

(a)
Tenant is indebted to the Landlord under the Lease in the amount of the Arrears specified in the recitals of this Agreement as at the date specified therein provided herein; and

(b)
Landlord has made proper demand for payment of the Arrears in accordance with the provisions of the Lease, pursuant to the Demand Letter and is at the date hereof unconditionally entitled to enforce the Landlord’s rights under the Lease and under applicable law as a result of the default under the Lease by the Tenant. The Landlord shall not be required to make any further written or other demands on the Tenant prior to exercising any remedies available to the Landlord under the Lease or under this Agreement.

3.
The Tenant acknowledges that the Tenant has no defences, counterclaims or rights of set-off or reduction to any claims which might be brought by the Landlord under the Lease.

4.
The Tenant confirms that the Landlord is in good standing and is not in default under its obligations under the Lease.

5.
Commencing September 1, 2020 and for each month or part thereof of that the Tenant is in occupation of the 30 Building, the Tenant will make prompt and full payment to the Landlord of the Rent due under the Lease and any other charges, fees or payments due hereunder, without deduction or abatement, and, without limiting the generality of the foregoing, and payment of all Additional Rent and other charges due under the Lease.

6.
The Tenant shall pay the Arrears to the Landlord by way of lump sum payment to the Landlord’s legal counsel, Dickinson Wright LLP, by in trust, by wire transfer, on or prior to 5:00 pm on Monday, August 24, 2020. For greater certainty, the Tenant shall remain liable to the Landlord, notwithstanding the calculation of the Arrears for unbilled utilities and realty tax charges which are not included in the Arrears referred to in Schedule A annexed hereto.

7.
The Tenant shall pay a further sum to the Landlord of $100,000.00, plus HST (the “Fee”) to compensate the Landlord for i) interest accruing on the Arrears, and ii) other losses and other costs (including legal fees and other charges) suffered or incurred by the Landlord as a result of the default of the Tenant under the Lease. For greater certainty, the Fee shall not be credited against further Rent owing under the Lease, but is agreed upon liquidated damages for charges, costs and losses incurred as a result of the default under the Lease of the Tenant. The Fee shall be paid to the Landlord by the Tenant in six (6) equal, consecutive, monthly payments of $16,666.67 plus HST of $2,166.67 each, the first of which monthly payments of the Fee to be paid to the Landlord on September 15, 2020 and thereafter on the 15 th day of each calendar month thereafter until the Fee is fully paid by the Tenant. For greater certainly, the Fee shall be treated and considered to be Additional Rent under the Lease and default in payment of the Fee by the Tenant may be enforced by the Landlord as if such default was a default in payment of Rent under the Lease.

8.
Provided that the Tenant makes the payments referred to in paragraphs 6 and 7 hereof and complies otherwise with all obligations of the Tenant under the Lease and this Agreement, the Landlord hereby acknowledges that the Tenant’s default under the Lease has been cured and that the Tenant is in good standing under the Lease to the date hereof. For greater certainty, such covenant of the Tenant shall not reduce or otherwise limit or be deemed to reduce or limit any other rights in favour of the Landlord in respect of any other defaults of the Tenant under the Lease arising or occurring under this Agreement hereafter.

9.
The Tenant reaffirms its obligations under the Lease and confirms that the Lease remains in full force and effect and is unamended as of the date hereof, except to the extent required by the terms of this Agreement.

10.
The Tenant shall, upon written request by the Landlord, duly execute or deliver or cause to be executed or delivered to the Landlord such further instruments, agreements or similar documents or do or cause to be done such further acts as may be necessary or desirable in the reasonable opinion of the Landlord to carry out the provisions and purposes of this Agreement.

11.
The Lease is hereby amended to remove the provisions contained in Articles 2.3 (Renewal), 9 (Tenant’s Option to Purchase) and 10.01 (First Refusal Right) in their entirety. In all other respects, save and except as specifically provided, the parties affirm the provisions of the Lease.

12.
Provided that all obligations hereunder owed by the Tenant to the Landlord under this Agreement and under the Lease are satisfied and, without in any way limiting the generality of the foregoing, the payments of the Arrears and the Fee is made in the manner and at the times provided herein, the Landlord shall extend the term of the Lease for the 30 Building for a one (1) year period commencing on December 1, 2020 and shall terminate on November 30, 2021. During such extended period, the Basic Rent provided for in the Lease for the 30 Building shall be amended to be $8.50 per square foot per annum (25,000 square feet - $17,708.33 per month Basic Rent) plus all Additional Rent and HST and otherwise in accordance with the provisions of the Lease. From and after December 1, 2021, provided the Tenant is itself occupying the 30 Building, the Lease will continue on a month-to-month basis, and the tenancy may be terminated by either the Landlord or the Tenant, by providing the other with 90 days written notice of the intention to terminate the tenancy. Upon such written notice being provided, the Tenant shall vacate the 30 Building within 90 days and the Tenant will comply with all obligations of the Tenant under the Lease to the date of vacating the 30 Building, and the Lease shall be thereafter terminated.

13.
All other terms and conditions of the Lease shall continue in full force and effect save and except as amended by this Agreement. To the extent that any provision contained in the Lease is inconsistent with this Agreement, this Agreement shall prevail.

14.
This Agreement shall be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein. The parties hereto attorn to the exclusive jurisdiction of the courts of the Province of Ontario in respect of any dispute in connection with this Agreement or the Lease.

15.
This document may be executed in counterparts and execution by all parties hereto of counterparts shall result in this Agreement being binding on the parties hereto.

16.
For purposes of notices to be provided to the Landlord by the Tenant under the Lease, the provisions of Article 11.1 of the Lease shall be amended to provide that notices to the Landlord shall be made by e-mail communication to the Landlord at jmcb@pathcom.com with a copy to sgray@dickinsonwright.com and notices to the Tenant by the Landlord shall be made by e-mail communication to the Tenant at iodidi@intellipharmaceutics.com with a copy to hmanis@msmlaw.ca.

SIGNATURES APPEAR ON THE FOLLOWING PAGE.

IN WITNESS WHEREOF the parties have executed this Agreement.

DUFFERIN LUMBER AND SUPPLYCOMPANY LIMITED By: /s/ F.J.Mclachlan Name: F. J. Mclachlan Title: President I have authority to bind the Corporation	INTELLIPHARMACEUTICS INC.
	By:	/s/ I. Odidi
Name: I. Odidi
Title: PresidentI have authority to bind the Corporation

FINLEY W. MCLACHLAN PROPERTIES INC.
	By:	/s/ F. J. Mclachlan
Name: F. J. Mclachlan
Title: President I have authority to bind the Corporation